UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2016

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

180 State Street, Suite 225

Southlake, Texas 76092

(Address of principal executive office) (Zip Code)

(817) 865-5830
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2016, Emerge Energy Services LP (the “Partnership”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Partnership is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the three months ended March 31, 2016 (the “Quarterly Report”).

As reported by the Partnership in its Form 12b-25 filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2016, the Partnership was unable to timely file the Quarterly Report because of the significant amount of management time required in negotiating an amendment to the Partnership’s Amended and Restated Revolving Credit and Security Agreement, dated June 27, 2014 (the “Credit Agreement”), the results of which would materially affect the financial statements and disclosures presented in the Quarterly Report. The Partnership’s management is in advanced discussions regarding a waiver of the event of default under the Credit Agreement and otherwise arriving at a long-term solution to the Partnership’s liquidity requirements.

The NYSE informed the Partnership that, under the NYSE’s rules, the Partnership will have six months from May 10, 2016 to file the Quarterly Report with the SEC. The Partnership can regain compliance with the NYSE listing standards at any time before that date by filing the Quarterly Report with the SEC. The timing for the filing of the Quarterly Report is uncertain at this time. If the Partnership fails to file the Quarterly Report before the NYSE’s compliance deadline, the NYSE may grant, at its discretion, a further extension of up to six months, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.

On May 20, 2016, the Partnership issued a press release announcing, among other things, the receipt of the NYSE notice, a copy of which is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated May 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: May 20, 2016	By:	/s/ Deborah Deibert
		Name:	Deborah Deibert
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 20, 2016.